Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 2, 2022, relating to the consolidated financial statements of Sunrise New Energy Co., Ltd. (formerly known as Global Internet of People, Inc.) as of December 31, 2021, and for each of the years in the two-year period ended December 31, 2021, appearing in the Annual Report on Form 20-F of Sunrise New Energy Co., Ltd. for the year ended December 31, 2022. We ceased to be the auditors on December 16, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after such date.

/s/ Friedman LLP

New York, New York

June 2, 2023